Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is between David Marsh, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Employee”), and Hub Group, Inc., on behalf of itself, its subsidiaries, affiliate companies, directors, officers, predecessors, successors, employees, general partners, agents and anyone acting for it (collectively referred to throughout this Agreement as “Hub”).

1.	Separation Date. Employee agrees that Employee’s employment and compensation are terminated effective January 3, 2019 (“Separation Date”).
2.

General Waiver and Release of Claims.  Employee and Hub agree that, in exchange for Hub not contesting any unemployment claims Employee may make and in exchange for the payment to Employee of severance in the sum of $301,231.40, less applicable tax withholdings and payroll deductions; pay-out of Employee’s 2018 bonus as described in Section 3(b) below; COBRA continuation as specified in this Agreement; and executive outplacement services, Employee waives and releases Hub from any and all claims of any type to date arising out of or relating to Employee’s employment, the separation of Employee’s employment, or the renewal of Employee’s employment.  This waiver and release includes, but is not limited to, any and all allegations that the Employer:

•

has discriminated or retaliated against Employee in violation of the Age Discrimination in Employment Act (“ADEA”), or on the basis of race, color, sex (including sexual harassment and pregnancy), national origin, ancestry, disability (including the Americans With Disabilities Act), religion, sexual orientation, gender identity and expression, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

•

has violated the Fair Labor Standards Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor-Management Relations Act, Sarbanes-Oxley, and all other federal, state or local laws; or

•	has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
•

has violated public policy, statutory or common law, including claims for:  personal injury; breach of fiduciary duty; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; whistleblowing; detrimental reliance; loss of consortium to Employee or any member of Employee’s family; and/or promissory estoppel; or

•

except as otherwise expressly provided in this Agreement, is in any way obligated for any reason to pay Employee salary, compensation, benefits, commissions, bonuses, vacation, paid time off, stock grants, stock options, other stock-related benefits, profit-sharing, damages, expenses, litigation costs (including attorneys’ fees), backpay, frontpay, disability or welfare or retirement benefits (other than any accrued pension benefits), compensatory damages, punitive damages, and/or interest.

3.	Payments Under the Separation Agreement.
a.

The severance payment set forth in paragraph 1 will be made in sixteen (16) payments on Hub’s regular payroll dates, beginning on the next available pay date after the revocation period has passed.  Payments #1 through #15 will be in the amount of $18,826.96, less applicable taxes and withholdings.  Payment #16 will be in the amount of $18,827.00, less applicable taxes and withholdings.

David Marsh

Separation Agreement

b.

Employee will receive payment under the 2018 bonus plan as if he continued to be employed by Hub.  Employee’s bonus pay-out will be calculated based on 100% achievement of Employee’s personal goals and at the earnings-per-share payout rate set by the Hub Board of Directors’ Compensation Committee.  Such bonus payment will be calculated in February 2019 and paid out, less applicable taxes and withholdings, in accordance with Hub’s established process once it is approved by the Hub Board of Directors’ Compensation Committee.

4.

ADEA Waiver and Release.  Among the claims being released by Employee in this Agreement are claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. Sections 621-34.  Pursuant to and in compliance with the Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f), Employee acknowledges that:

a.	This Agreement is written in a manner calculated to be understood by Employee, and that Employee in fact understands all of the terms of this Agreement;
b.	In addition to the waiver and release of all other possible claims, this Agreement results in the waiver and release by Employee of all claims arising under the ADEA;
c.	In exchange for the waiver and release by Employee of all ADEA claims, Employee is receiving consideration in addition to anything of value to which Employee is already entitled;
d.	Employee is not waiving rights or claims that may arise after the date Employee signs this Agreement;
e.	Employee has been advised in writing to consult with an attorney prior to executing this Agreement;
f.	Employee was provided the period of at least twenty-one (21) days within which to consider this Agreement;
g.

Employee has seven (7) days following execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective or enforceable until this revocation period has expired. A revocation will not be effective unless it is in writing and received by the Hub Vice President of Human Resources located at Hub Group, Inc., 2000 Clearwater Drive, Oak Brook, IL  60523, within such seven-day period.

5.

Exclusions from General Release and ADEA Waiver.  Excluded from the above General Waiver and Release and ADEA Waiver above are any rights and claims which cannot be waived by law, including the right to file a charge with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission.  To the extent that claims not waivable by law are pursued on the Employee’s behalf, however, he agrees to waive any right to monetary recovery.

6.

Continuing Cooperation.  Following the Separation Date, Employee agrees to cooperate with all reasonable requests for information made by or on behalf of Company with respect to Hub operations.  Moreover, Employee agrees to fully cooperate with the Company and its legal counsel in connection with any action, proceeding, or dispute arising out of matters with which Employee was directly or indirectly involved while employed by the Company, including without limitation the U.S. Xpress, Inc. litigation against Hub, recently dismissed without prejudice in the Lucas County, Ohio Court of Common Pleas.  This cooperation includes meeting with, and providing information to, Hub and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company’s legal counsel, and being available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of Hub.  In connection with any such requests or matters requiring Employee’s cooperation, the Employer shall reimburse Employee for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

7.

Non-Disparagement.  Employee agrees that Employee will not make or solicit any comments or statements to any person, the media, on any form of social media or in any private or public forum, or to any entity with which Hub has a relationship, that may be considered derogatory or detrimental to the good name or business reputation of Hub or any of its officers or directors.

8.

Return of Company Property.  Employee agrees, prior to the receipt of the payment provided under paragraph 1, to return to Hub all property, including computer hardware and software, documents, and electronically stored data belonging or relating to Hub.

9.

Confidential Information.  Employee agrees that he will not use, for any purpose, or disclose to any person or entity, any confidential information which he acquired during the course of his employment with Hub.  Confidential

David Marsh

Separation Agreement

information includes, but is not limited to, customer lists, marketing materials, human resource materials, pricing information, proprietary system information, operational materials, trade secrets, and financial records.

10.

Remedy for Other Breach.  If Employee breaches the “Continuing Cooperation” paragraph, “Non-Disparagement” paragraph, “Confidential Information” paragraph, “Return of Company Property” paragraph, “Non-Solicitation of Employees and Contractors” paragraph, “Non-Solicitation of Customers” paragraph, or “Non-Competition and Non-Solicitation-Home Depot” paragraph, and legal action results, then Employee will be liable for Hub’s reasonable attorneys’ fees and court costs associated with the legal action.

11.

Non-Admissions.  This Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect, for any purpose whatsoever, as being an admission of liability or wrongdoing by Hub.

12.	No Verbal Amendments. This Agreement may be amended only in writing signed by both parties.

13.

Jurisdiction and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any choice of law principles of any other state to the contrary.  Each party irrevocably consents to exclusive jurisdiction and venue in the state and federal courts located in or with jurisdiction over DuPage County, Illinois, such as the United States District Court for the Northern District of Illinois, Eastern Division, with respect to any matter, dispute or court proceeding arising out of or relating to this Agreement.

14.

Entire Agreement.  Except as provided in the “Other Agreements” paragraph, this Agreement reflects the parties’ entire agreement regarding the terms of Employee’s separation from employment with Hub.  Other than what is provided in this Agreement, Hub is not obligated to provide Employee with any other or additional monetary or other benefits.

15.

Final Resolution and Consideration. This Agreement is intended to and in fact resolves all matters between Employee and Hub.  The payment and benefits being provided to Employee exceeds the amount that would normally be received by Employee upon separation of employment from Hub.

16.

Other Agreements.  Except for (i) the Transition Agreement; (ii) any non-competition agreements, (iii) any confidentiality agreements, (iv) any restricted stock agreements, or (v) the Proprietary Interest Protection and Non-Solicitation Agreement signed by Employee on December 18, 2003, all previous agreements between Employee and Hub, express or implied, are terminated as of the effective date of this Agreement.

17.

Knowing and Voluntary Agreement.  Employee agrees that Employee is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that Employee has not been coerced, threatened or intimidated into signing this Agreement, that Employee has not been promised anything else in exchange for signing this Agreement, and that Employee has had reasonable and sufficient time to consider this Agreement.

18.

Medical Benefits.  Employee acknowledges that he and his eligible dependents are entitled to obtain COBRA health insurance benefits.  In return for signing this Agreement, if Employee elects COBRA continuation coverage, Hub agrees to pay the premiums for Employee’s COBRA benefits through September 30, 2019.  After September 30, 2019, Employee will be responsible for these payments.

19.

Non-Solicitation of Employees and Contractors.  Employee agrees that until and including January 3, 2022, he will not directly or indirectly, whether on Employee’s own behalf or on behalf of any other entity (for example as an employee, agent, partner or consultant):  (a) hire, solicit, attempt to persuade or otherwise encourage any individual who was an employee, contractor, or consultant working with Hub Group’s Highway division, including but not limited to the Hub Capacity Solutions division in the Toledo and Pittsburgh offices, within the six months preceding the termination of Employee’s employment with Hub, to terminate any employment or contractual relationship with Hub; or (b) disclose or use information about Hub Capacity Solutions or Highway employees or contractors that could be used to solicit or otherwise encourage those individuals or entities to form new business relationships with another individual or entity; or (c) otherwise interfere with the performance by current or former Hub Capacity Solutions or Hub Highway employees or contractors of their obligations or responsibilities to Hub.  With regard to all other employees or contractors of Hub Group, including its subsidiaries and affiliates, Employee agrees that until and

David Marsh

Separation Agreement

including January 3, 2020, he will not directly contact or communicate with any person employed by or contracted to Hub Group within the six months preceding the termination of Employee’s employment with Hub regarding possible employment or association with any entity or person other than Hub.

20.

Non-Solicitation of Customers.  Except as provided below for Home Depot, Employee agrees that until and including January 3, 2020, he will not directly or indirectly, through himself or through the entity by whom he is employed or associated with, contract or communicate with or attempt to solicit business from any person or entity who was a customer of Hub at the time of Employee’s separation with Hub.

21.

Non-Competition and Non-Solicitation – Home Depot.  In addition to the restrictions above, and because of Employee’s long-standing relationship with Home Depot, including his participation in and specialized knowledge of Hub Group’s contract negotiations and operations with Home Depot, as well as access to Confidential Information about Home Depot, Employee agrees that he will not, on Employee’s own behalf or on behalf of any other entity (for example as an employee, agent, partner, independent contractor or broker), provide, supervise, manage, contract for, or support the development, manufacture, marketing, sales or operation of any product or service that competes or is intended to compete with any product or service sold, offered, or otherwise provided by Hub to Home Depot, including any of its subsidiaries and affiliates, until and including January 3, 2023. Moreover, Employee agrees that until and including January 3, 2023, he will not directly or indirectly, through himself or through the entity by whom he is employed or associated with, contact or communicate with or attempt to solicit business from Home Depot or any of its subsidiaries or affiliates.

22.

Reformation.  It is expressly understood and agreed that Employee and Hub consider the restrictions contained in this Agreement to be reasonable and necessary to protect unique, long-standing customer relationships and the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, Hub and Employee intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

23.

Severability.  If any of the terms or conditions in this Agreement are held invalid for any reason by a court or other tribunal of competent jurisdiction, then such terms or conditions shall be deemed severed from this agreement and the remaining terms and conditions shall continue in full force and effect.

24.

Non-Disclosure of Agreement.  Employee agrees to keep confidential and not disclose the existence, terms, and conditions of, facts, events and/or circumstances giving rise to, this Agreement, to any other person or entity, other than (A) to his spouse; (B) to his legal advisors, tax preparer and/or financial advisor, (C) as required by law, or (D) to enforce this Agreement, provided that, with respect to (A) and (B), such persons agree to keep such information confidential.

25.

Effective Date.  This Agreement shall not be binding on Hub until signed by a representative of Hub.  This Agreement shall be effective on the later of a) the 8th day after Employee signs this Agreement, if not revoked before then, or b) the date Hub signs this Agreement.

Name:_/s/ David Marsh________________/s/ Douglas G. Beck___________________

On Behalf of Hub Group, Inc.

Dated:1/4/2019____________________Dated:_1/8/2019____________________